Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-161849, 333-146321, 333-188622, 333-223534, 333-253985 and 333-265207 on Form S-8, Registration Statement No. 333-280991 on Form S-3 ASR and Registration Statement No. 333-250903 on Form S-4 of our reports dated February 28, 2025, relating to the financial statements of Topgolf Callaway Brands Corp. (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Costa Mesa, California
February 28, 2025